Exhibit 10.1

Stay Bonus Agreement

This Stay Bonus Agreement (this “Agreement”) is entered into and effective as of DATE, by and between Nuance Communications, Inc. (together with its affiliates, the “Company”), and NAME (“you”). Reference is made herein to the change of control and severance agreement between you and the Company as amended from time to time (the “COC Agreement”).

In consideration of the mutual promises and consideration set forth herein, the parties agree as follows:

1.	Stay Bonus. You shall be eligible to earn a stay bonus in the amount of [___] (the “Stay Bonus”), subject to the terms and conditions of this Agreement.

2.

Payment of Stay Bonus. Payment of the Stay Bonus, less applicable tax withholdings, will be made as soon as administratively possible following the closing of the acquisition of the Company by Microsoft Corporation (the “Closing”). The Stay Bonus is contingent upon the Closing occurring and you demonstrating your full engagement, active leadership, and continued employment in good performance standing through the closing date.

3.

Reimbursement Obligation. If at any time prior to the first anniversary of the Closing, your employment terminates due to termination by the Company for “Cause” or by you without “Good Reason” (as such terms are defined in the COC Agreement), you will be required to promptly reimburse the Company a portion of the Stay Bonus. The portion of the Stay Bonus that you will be required to reimburse will equal (a) the full amount of the Stay Bonus multiplied by (b) a fraction, the numerator of which is the number of calendar days beginning on the date on which your employment terminates and ending on the first anniversary of the Closing, and the denominator of which is 365.

4.

At-Will Employment. This Agreement is not intended to and does not alter the at-will nature of your employment with the Company or create a contract of employment for any particular term. You acknowledge and agree that the employment relationship that exists between you and the Company remains at-will. Nothing contained in this Agreement affects any right of the Company or you to terminate your employment at any time, nor creates any rights to continued employment on your part.

5.

Effect on Other Benefits. The payment of the Stay Bonus will not alter the amount of any regular wage payments or benefits you are entitled to receive in connection with your employment with the Company. For purpose of clarification, and without limiting the preceding sentence, the Stay Bonus shall not be considered in the computation of your “base salary” for any purposes or for any benefits to which you may otherwise be entitled. For the avoidance of doubt, the Stay Bonus shall not be considered “eligible earnings” for purposes of calculating any annual bonus payment for which you may be eligible.

6.

Withholding; Section 280G. The Company shall make such deductions, withholdings and other payments from the amount of the Stay Bonus payable to you pursuant to this Agreement which are required by law. For clarity, in the event that the Stay Bonus, together with any severance and other benefits that may be payable to you pursuant to the COC Agreement or otherwise in connection with the acquisition of the Company by Microsoft Corporation, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Stay Bonus and such severance and other benefits will potentially be subject to reduction pursuant to Section 6 of the COC Agreement.

7.

Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended or any terms or provisions waived or discharged except in a written addendum signed by you and the Company. This Agreement supersedes and replaces any prior agreement between the Company and you relating to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede or replace the COC Agreement or the employment agreement between you and the Company.

8.	Termination of Agreement. This Agreement (other than Section 3 hereof) shall terminate and have no further force and effect upon the payment of the Stay Bonus.

9.

Governing Law. This document is governed in accordance with the laws of the Commonwealth of Massachusetts, and the parties agree to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts in connection with any dispute arising under or relating to this Agreement. Any dispute arising under this Agreement shall be handled in accordance with the dispute resolution procedures in the COC Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated above.

Nuance Communications, Inc.

Name:
Date:

NAME Date:

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